Exhibit 99.1

                 Compass Minerals International, Inc.
                Announces Second Quarter 2004 Earnings


    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Aug. 3, 2004--Compass
Minerals International, Inc. (NYSE: CMP), a leading producer and marketer of salt and specialty potash, reported the following results today:

    -- Second-quarter sales increased nine percent over the prior year to $96.9 million due to a 58 percent increase in specialty potash sales.

    -- The company's net loss was $5.9 million, or ($0.19) per diluted share, for the quarter compared with net income available for common stock of $1.0 million, or $0.03 per diluted share, for the same period in 2003. However, in the second quarter of 2003 there was a one-time gain of $8.2 million on the redemption of preferred stock.

    -- Excluding special items, the net loss for the quarter was $5.5 million, or ($0.18) per diluted share, compared with a net loss of $7.2 million, or ($0.20) per diluted share, for the three months ended June 30, 2003. The company typically reports a net loss in the second and third quarters of the year as rock salt inventories are being built for the coming winter season.

    -- The company made a $10 million voluntary principal repayment on its term loan this quarter. It was the company's second voluntary principal payment on its term loan this year.

    -- The company had cash and cash equivalents of $54.9 million as of June 30, 2004.



                           Financial Results
                     (in millions except for EPS)

                                                      Six      Six
                                                      Months   Months
                                                      ended    ended
                                                      June     June
                                                       30,      30,
                                  2Q 2004   2Q 2003    2004     2003
---------------------------------------------------------------------
 Gross sales                        $96.9    $88.7   $347.4   $301.4
---------------------------------------------------------------------
 Gross sales less
 shipping and handling
  (product sales)                    74.2     67.6    250.3    216.2
---------------------------------------------------------------------
 Net income (loss)
  available for common stock         (5.9)     1.0     24.4     25.9
---------------------------------------------------------------------
 Net income (loss) available
 for common stock,
  excluding special items            (5.5)    (7.2)    24.8     17.7
---------------------------------------------------------------------
 Fully diluted EPS                  (0.19)    0.03     0.76     0.72
---------------------------------------------------------------------
 Fully diluted EPS,
  excluding special items           (0.18)   (0.20)    0.77     0.49
---------------------------------------------------------------------
 EBITDA                              16.7     15.5     84.3     67.1
---------------------------------------------------------------------
 Adjusted EBITDA                     17.3     16.8     85.4     68.1
---------------------------------------------------------------------


    Compass's year-over-year sales increase was primarily due to the successful integration of its December 2003 acquisition of IMC Global's sulfate of potash (SOP) business, improved pricing and product mix in its SOP and General Trade businesses, a $2.5 million foreign exchange variance and a $1.6 million increase in pass-through shipping costs due in part to changes in customer and product mix. Highway Deicing sales were lower than in the same quarter of 2003 because unusual April snowfalls in 2003 increased sales tons and shifted that year's product mix toward higher-priced products.


                                     Sales Volumes    Average Sales
                                   (in thousands of        Price
                                         tons)           (per ton)
                                   ================= =================
                                    2Q 2004  2Q 2003 2Q 2004  2Q 2003
                                   ================= =================
Highway deicing salt                    846     909   $21.92   $23.74
General trade salt                      630     632    88.50    83.61
Specialty potash (SOP)                   99      66   228.41   215.95


    "We are pleased with our solid results and the sales contribution from our specialty potash segment this quarter," commented Michael E. Ducey, president and CEO of Compass Minerals International. "Gas hedging, energy-reduction programs and labor-efficiency initiatives have helped us contain costs, while pricing improvements have helped us maintain margins." Approximately 13 to 14 percent of the company's production costs are energy-related, about equally split between natural gas and electricity.
    The company's second-quarter loss of $5.9 million includes a $0.4 million charge for costs associated with the secondary offering that closed on July 14, 2004. The company anticipates additional third-quarter expenses totaling approximately $0.3 million related to that offering.
    Selling, general and administrative expenses increased by $1.1 million, or 10 percent, year-over-year reflecting increased variable compensation and the impact of foreign exchange on Canadian and U.K. costs.
    Interest expense was $2.0 million higher in 2004 than in the same 2003 period because the company's senior subordinated discount notes were issued in May 2003. Of the $15.1 million second-quarter 2004 interest expense, $5.7 million is a non-cash accrual for payment-in-kind interest on the company's senior subordinated discount notes and its senior discount notes.
    Other expense of $0.2 million was primarily due to non-cash foreign exchange losses. Other expense for the second quarter of 2003 was $1.3 million, primarily due to $1.1 million of costs related to amending the senior credit facility and $2.2 million due to non-cash foreign exchange losses, partially offset by a $1.9 million gain on the early extinguishment of debt.
    Compass recorded an income tax benefit of $2.3 million for the quarter compared to a benefit of $0.6 million for the same quarter of the prior year. The company continues to expect its book tax rate to be approximately 27 percent for 2004 and its cash taxes to be approximately $10 million.
    For the six months ended June 30, 2004, cash flow from operations was $108.4 million, an increase of $25.5 million over the same period in 2003. Capital expenditures were $8.6 million, of which $4.7 million occurred in the second quarter, compared to $5.4 million for the six months ended June 30, 2003.
    The company's debt at June 30, 2004 stood at $580.5 million and debt net of cash was $525.6, a decline of $75 million from December 31, 2003.
    With approximately two-thirds of the bidding completed for the upcoming 2004/2005 winter season, Compass estimates that its highway deicing market share will be similar to its market share in the 2003/2004 winter season. Bid pricing has improved by approximately five percent over the prior year, though the company anticipates that approximately half of the pricing improvements will be offset by higher transportation costs.
    Over the next six months, the company expects to benefit from the final integration of the Carlsbad SOP acquisition, potentially increasing SOP sales volumes by another 10,000 to 20,000 tons over the prior year. Compass also recently announced price increases in both its SOP and General Trade businesses, which will take effect as contracts renew.

    Earnings Call

    Compass Minerals International will discuss its second-quarter 2004 financial results on a conference call tomorrow, August 4, at 10:00 a.m. EDT. To access the conference call, interested parties should visit the company's Web site at www.CompassMinerals.com or dial
(877) 228-7138. Outside of the U.S. and Canada, callers may dial (706) 643-0377. Replays of the call will be available on the company's Web site for two weeks. The replay can also be accessed by phone for seven days at (800) 642-1687, Conference ID 8573238. Outside of the U.S. and Canada, callers may dial (706) 645-9291.

    About Compass Minerals International

    Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

    Non-GAAP Measures

    EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA (EBITDA adjusted for special items and other income/expense) are non-GAAP measures. They are not recognized in accordance with generally accepted accounting principles
(GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, such measures may not be comparable to the calculation of these measures by other companies.
    Management believes that these non-GAAP measures can assist investors in understanding our cost structure, cash flows and financial position. Management further believes that it is helpful to provide an analysis of our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of EBITDA and adjusted EBITDA. The company's financial covenants and ratios in our senior credit facilities and indentures are also tied to measures that are calculated by adjusting EBITDA as described below.


                    Adjusted EBITDA Reconciliation
                             (in millions)

                                                        Six     Six
                                                        Months  Months
                                                        ended   ended
                                                        June    June
                                            2Q     2Q    30,     30,
                                           2004   2003   2004    2003
----------------------------------------------------------------------
Net income (loss)                        $(5.9) $(6.6)  $24.4   $18.9
 Income tax expense (benefit)             (2.3)  (0.6)    9.1     3.8
 Interest expense                         15.1   13.1    30.5    25.0
 Depreciation, depletion and amortization  9.8    9.6    20.3    19.4
                                         -----------------------------
EBITDA                                   $16.7  $15.5   $84.3   $67.1
Adjustments to income from operations:
  Other charges (1)                        0.4    ---     0.4     ---
  Other (income) expense (2)               0.2    1.3     0.7     1.0
                                         -----------------------------
Adjusted EBITDA                          $17.3  $16.8   $85.4   $68.1
                                         =============================

(1) "Other charges" includes costs for a secondary offering of our common stock that closed in July 2004. The shares sold in the offering were previously held by stockholders and we did not receive any proceeds from the sale.

(2) "Other (income) expense" primarily includes costs related to amending the senior credit facility (second quarter of 2003), a $1.9 million gain on the early extinguishment of debt (second quarter of 2003), interest income, and non-cash foreign exchange gains and losses in all periods.




                Net Income Available for Common Stock,
                Excluding Special Items Reconciliation

                                                         Six    Six
                                                         Months Months
                                                         ended  ended
                                                         June   June
                                               2Q    2Q   30,    30,
                                              2004  2003  2004   2003
                                            --------------------------
Net income (loss) available for
 common stock                               $(5.9) $1.0  $24.4  $25.9
Plus (less) special items:
 Initial public offering costs,
  net of tax(a)                               0.4          0.4
 Gain on redemption of preferred stock(b)          (8.2)         (8.2)
                                            --------------------------
Net income (loss) available for common
 stock, excluding special items             $(5.5)$(7.2) $24.8  $17.7
                                            ==========================

(a) We incurred costs of $0.4 million for a secondary offering of our common stock that closed in July 2004. The shares sold in the offering were previously held by stockholders and we did not receive any proceeds from the sale.

(b) We recorded an $8.2 million gain on redemption of preferred stock resulting from the repurchase of 14,704 shares of mandatorily redeemable preferred stock in June 2003. The gain was treated as an increase to net income available for common stock.


    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's registration statement on form S-1 filed with the Securities and Exchange Commission on June 29, 2004. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.


                 COMPASS MINERALS INTERNATIONAL, INC.
           CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                   (in millions, except share data)

                            Three months              Six months
                               ended                    ended
                              June 30,                 June 30,
                          ----------------         -----------------
                          2004         2003        2004         2003
                          ----         ----        ----         ----
Sales                    $96.9        $88.7       $347.4       $301.4
Cost of sales - shipping
 and handling             22.7         21.1         97.1         85.2
Cost of sales - products  54.1         48.9        158.2        144.4
                         ------       -------     -------      -------

  Gross profit            20.1         18.7         92.1         71.8

Selling, general and
 administrative expenses  12.6         11.5         27.0         23.1

Other charges              0.4          ---          0.4          ---
                         ------       -------     -------      -------


  Operating earnings       7.1          7.2         64.7         48.7

  Other (income) expense:
  Interest expense        15.1         13.1         30.5         25.0
  Other, net               0.2          1.3          0.7          1.0
                         ------       -------     -------      -------

Income (loss) before
 income taxes             (8.2)        (7.2)        33.5         22.7

Income tax
 expense (benefit)        (2.3)        (0.6)         9.1          3.8
                         ------       -------     -------      -------

Net income (loss)         (5.9)        (6.6)        24.4         18.9

Dividends on
 preferred stock           ---          0.6          ---          1.2

Gain on redemption
 of preferred stock        ---         (8.2)         ---         (8.2)
                         ------       -------     -------      -------

Net income (loss)
available for common
 stock                  $ (5.9)      $  1.0       $ 24.4       $ 25.9
                         ======       =======     =======      =======


Net income (loss)
 per share, basic       $(0.19)      $ 0.03       $ 0.80       $ 0.74
Net income (loss)
 per share, diluted      (0.19)        0.03         0.76         0.72
Cash dividends per
 share, common            0.25         2.85         0.44         2.85

Basic weighted-
 average shares
 outstanding        30,516,370   34,663,944   30,379,016   34,884,018
Diluted weighted-
 average shares
 outstanding        30,516,370   35,987,434   32,200,707   36,081,867




                 COMPASS MINERALS INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
                             (in millions)

                                              June 30,   December 31,
                                                2004          2003
                                             ----------  -------------

                   ASSETS
  Cash and cash equivalents                 $     54.9  $         2.6
  Receivables, net                                54.0          117.4
  Inventories                                     82.7           96.7
  Other current assets                             3.2            3.7
  Property, plant and equipment, net             250.3          262.0
  Intangible assets - mineral interests and
   other, net                                    171.3          172.7
  Other non-current assets                        30.3           31.4
                                             ----------  -------------
      Total assets                          $    646.7  $       686.5
                                             ==========  =============

   LIABILITIES AND STOCKHOLDERS' EQUITY
                  (DEFICIT)
Current liabilities                         $     84.0  $       114.0
Long-term debt, net of current portion           579.9          602.5
Deferred income taxes                             78.8           77.7
Other noncurrent liabilities                      36.4           36.4
Total stockholders' deficit                     (132.4)        (144.1)
                                             ----------  -------------

      Total liabilities and stockholders'
       deficit                              $    646.7  $       686.5
                                             ==========  =============




                 COMPASS MINERALS INTERNATIONAL, INC.
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                             (in millions)

                                                  Six months ended
                                                      June 30,
                                               -----------------------
                                                   2004         2003
                                               ----------  -----------

Net cash provided by operating activities     $    108.4  $      82.9
                                               ----------  -----------

Cash flows from investing activities:
  Capital expenditures                              (8.6)        (5.4)
  Acquisition of intangible assets                   ---        (21.0)
  Other                                              0.2          ---
                                               ----------  -----------

Net cash used in investing activities               (8.4)       (26.4)
                                               ----------  -----------

Cash flows from financing activities:
  Issuance of long-term debt                         ---        100.0
  Principal payments on long-term debt             (20.4)       (30.7)
  Revolver activity                                (14.0)         ---
  Payments of notes due to related parties           ---         (1.5)
  Dividends paid                                   (13.3)      (103.7)
  Repurchase of Preferred Stock                      ---         (6.6)
  Payments to acquire treasury stock                 ---         (9.8)
  Proceeds from the issuance of treasury
   stock                                             0.8          0.1
  Deferred financing costs                          (0.1)        (3.9)
                                               ----------  -----------

Net cash used in financing activities              (47.0)       (56.1)
                                               ----------  -----------
Effect of exchange rate changes on cash and
 cash equivalents                                   (0.7)         1.4
                                               ----------  -----------

  Net increase in cash and cash equivalents         52.3          1.8
Cash and cash equivalents, beginning of
 period                                              2.6         11.9
                                               ----------  -----------

Cash and cash equivalents, end of period      $     54.9  $      13.7
                                               ==========  ===========




                 COMPASS MINERALS INTERNATIONAL, INC.
                    SEGMENT INFORMATION (unaudited)
                             (in millions)

                        Second-Quarter Results
----------------------------------------------------------------------

     Three months ended June 30, 2004                    Other
                                            Salt  Potash  (a)   Total
--------------------------------------      ----- ------ ----- ------

Sales to external customers                $ 74.3 $ 22.6 $ --- $ 96.9
Intersegment sales                            ---    2.5  (2.5)   ---
Cost of sales - shipping and handling costs  19.2    3.5   ---   22.7
Operating earnings (loss)                     6.3    6.2  (5.4)   7.1
Depreciation, depletion and amortization      7.8    2.0   ---    9.8
Total assets                                492.8  133.0  20.9  646.7


                                                         Other
     Three months ended June 30, 2003       Salt  Potash  (a)   Total
-------------------------------------       ----- ------ ----- ------

Sales to external customers                $ 74.4 $ 14.3 $ --- $ 88.7
Intersegment sales                            ---    2.1  (2.1)   ---
Cost of sales - shipping and handling costs  18.9    2.2   ---   21.1
 Operating earnings (loss)                    8.8    2.5  (4.1)   7.2
Depreciation, depletion and amortization      7.7    1.9   ---    9.6
Total assets                                445.0  139.1  21.2  605.3

                         Year-to-Date Results
----------------------------------------------------------------------

      Six months ended June 30, 2004                     Other
                                            Salt  Potash  (a)   Total
------------------------------------       ------ ------ ------ ------

Sales to external customers                $303.0 $ 44.4 $ --- $347.4
Intersegment sales                            ---    4.8  (4.8)   ---
Cost of sales - shipping and handling
 costs                                       89.9    7.2   ---   97.1
Operating earnings (loss)                    66.5    9.2 (11.0)  64.7
Depreciation, depletion and amortization     16.3    4.0   ---   20.3

                                                         Other
      Six months ended June 30, 2003        Salt  Potash  (a)   Total
------------------------------------        ----- ------ ----- ------

Sales to external customers                $274.8 $ 26.6 $ --- $301.4
Intersegment sales                            ---    3.9  (3.9)   ---
Cost of sales - shipping and handling costs  80.9    4.3   ---   85.2
 Operating earnings (loss)                   54.2    2.8  (8.3)  48.7
Depreciation, depletion and amortization     15.5    3.9   ---   19.4


(a) "Other" includes corporate entities and eliminations.



    CONTACT: Compass Minerals International, Inc.
             Rodney L. Underdown, 913-344-9395
             Vice President and Chief Financial Officer or
             Peggy Landon, 913-344-9315
             Director of Investor Relations